EXHIBIT 10.1

RETIREMENT AGREEMENT

To:	Tod C. Holmes

Re:	Retirement

Your employment with the Company1 will end on May 1, 2013 (or, as described below, such earlier date as requested by the Company) as a result of your retirement pursuant to Section 25 of your May 14, 2009 Amended and Restated Employment Agreement (“Employment Agreement”). To make sure that your retirement occurs on mutually acceptable terms, the Company is prepared to make certain commitments to you in exchange for certain promises you will make to the Company. By signing this Retirement Agreement (“Agreement”) you will be accepting the Company’s offer and entering into a legally binding agreement on the terms stated below effective on the date the Company signs this Agreement.

Retirement Date

Pursuant to your Employment Agreement, you provided notice to the Company on April 24, 2012 that you intend to retire on May 1, 2013. As you know, prior to your retirement, the Company must select and appoint your successor and make sure that there is adequate time to transition your duties and responsibilities to your successor. The Company appreciates your willingness to help select your successor and to be available either as Chief Financial Officer (“CFO”) or as the Special Assistant to the CEO (“Special Assistant”) prior to your retirement to provide assistance to your successor to ensure for a smooth transition in addition to your continuing with your regular employment duties and responsibilities. The Company also appreciates that following your retirement you will be available to provide assistance to your successor and to the Company.

The Company has determined that the transition may be successfully concluded prior to May 1, 2013 and that if it is, it may be in the Company’s best interests to ask you to retire prior to May 1, 2013. You acknowledge and agree that if requested by the Board of Directors of the Company (the “Board”), you will retire on a date prior to May 1, 2013 as requested by the Board. In consideration for your agreement to retire prior to May 1, 2013 if requested to do so by the Board, your agreement to help in the transition in addition to performing your regular duties and responsibilities, and your agreement to provide assistance after your retirement, the Company has determined based upon these and other facts and circumstances that it is in the best interests of the Company to provide you with the benefits described below following your Retirement Date. For purposes of this Agreement, “Retirement Date” shall mean the earlier of (a) May 1, 2013 and (b) the date on which you retire at the request of the Board.

[1]

In this Agreement, the “Company” means Republic Services, Inc., its subsidiary, affiliated, predecessor and successor corporations and entities, and its and their past and present officers, directors, agents and employees.

You acknowledge and agree that, on your Retirement Date, you will retire as CFO (or, if the Board has appointed the successor CFO prior to your Retirement Date, Special Assistant) and your employment with the Company will end. You also agree that on or before your Retirement Date you will resign as officer and director of all Republic subsidiaries and affiliates for which you are then serving as officer or director. All of the terms and conditions of your Employment Agreement remain in full force and effect until your Retirement Date, except that you acknowledge and agree, notwithstanding any provisions in the Employment Agreement to the contrary, that any changes in your title, duties or responsibilities as a result of the Board’s appointing the successor CFO and your becoming Special Assistant to the CEO (including without limitation your resignation as officer and director of Republic subsidiaries and affiliates) will not constitute Good Reason under the Employment Agreement and that this provision amends your Employment Agreement. Upon your Retirement Date, your Employment Agreement will expire and your rights and obligations will be determined solely under this Agreement, except as set forth below. If you have a termination of employment for any reason prior to your Retirement Date, this Agreement shall have no effect except as specifically provided in this section and in the section entitled Accelerated Restricted Stock Award.

Purpose of Retirement Agreement

As is set forth more specifically below, the benefits provided to you by this Agreement which are additional to those provided to you under the Employment Agreement consist of the following: in the event you retire earlier than May 1, 2013 at the request of the Board, you will receive Base Salary (or equivalent), annual and long-term bonuses (or equivalent), continued health benefits, continued exercisability of options and an annual equity grant equivalent as if you had remained employed through May 1, 2013. The annual equity grant equivalent will be in lieu of an equity grant for 2013. You will receive the equity grant shortly after execution of this Agreement and the value of this equity grant will be prorated to four-twelfths of the grant-date value of your annual equity grant for 2012. Finally, this Agreement reflects your agreement to provide assistance to your successor and to the Company after your retirement.

Accelerated Restricted Stock Award

In consideration of your entering into the Retirement Agreement to ensure a smooth and orderly transition and your agreement to help select your successor and to be available prior to your retirement to provide assistance to your successor (in addition to your regular duties and responsibilities) and to provide transition consulting services as described herein after your retirement, promptly after the date that the Company signs this Retirement Agreement, the Company will grant you a number of shares of Restricted Stock equal to $583,333 divided by the per share closing price on the grant date (rounded up to the next whole share). The award agreement for the Restricted Stock will be substantially in the form attached hereto and will include, among other provisions, that, notwithstanding any provisions of the Employment Agreement to the contrary, if you have a termination of employment for any reason prior to your Retirement Date and prior to February 8, 2013, you will forfeit the shares of Restricted Stock granted pursuant to this Retirement Agreement. No dividends will be payable on the Restricted Stock granted pursuant to this Retirement Agreement for which the dividend record date is before February 8, 2013. This accelerated restricted stock award will be in lieu of a discretionary annual grant of equity for Fiscal Year 2013. You acknowledge and agree that the foregoing provisions relating to your accelerated restricted stock award amends your Employment Agreement so that the vesting and forfeiture of such restricted stock is governed by the foregoing provisions of this paragraph and the award agreement, and not the provisions contained in your Employment Agreement (except to the extent otherwise specifically provided in the award agreement).

Benefits

Following your Retirement Date, the Company will provide you the following:

•	The Company shall pay to you any accrued but unpaid Base Salary that you have earned through your Retirement Date including all accrued but unused vacation days;

•

The Company shall continue to pay for and provide all health benefits in which you and your family were entitled to participate at any time during the 12-month period prior to your Retirement Date, until the earliest to occur of (a) May 1, 2015, (b) your death, or (c) the date on which you become covered by a comparable health benefit plan by a subsequent employer. The Company will not continue any other group insurance coverage, such as long-term disability or accident coverage, beyond your Retirement Date because these plans are not considered health plans;

•	On the sixth month anniversary of your Retirement Date (or, if earlier, on the date of your death), the Company shall pay to you, in a lump sum cash payment, $1,900,000;

•

The balance of all amounts credited or eligible to be credited to your deferred compensation account (the “Deferred Compensation Account”) under the Deferred Compensation Plan (including all Company contributions, whether or not vested), will be payable to you in accordance with the Deferred Compensation Plan and any elections thereunder;

•

On the sixth month anniversary of your Retirement Date (or, if earlier, on the date of your death), the Company shall pay to you a lump sum cash gross-up payment equal to the amount of $3,100,000 to reimburse you for all income and other taxes imposed with respect to the payment of your deferred compensation that was credited or eligible to be credited to your Deferred Compensation Account on or before December 31, 2006 and all income and other taxes arising as a result of said gross up payment;

•

All of your stock option, restricted stock and restricted stock unit awards that are outstanding as of your Retirement Date shall fully vest upon your Retirement Date and for purposes of determining the period after your retirement that you can exercise your stock options, your retirement date for such options will be May 1, 2013;

•

If the Management Development and Compensation Committee (the “Compensation Committee”) has granted you an annual bonus award for 2013, the Company shall pay you a prorated portion of such annual bonus award equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2013;

•

The Company shall pay you a prorated portion of your long term incentive award for 2011-2013 equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2013;

•

The Company shall pay you a prorated portion of your long term incentive award for 2012-2014 equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2014;

•

If the Compensation Committee has granted you a long term incentive award for 2013-2015, the Company shall pay you a prorated portion of such long term incentive award equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2015;

•

Within 60 days after your Retirement Date, the Company shall pay or reimburse you, in a lump sum cash payment, for any out-of-pocket expenses reasonably incurred by you pursuant to Section 2(k) of your Employment Agreement prior to your Retirement Date, which would have been payable if you had not retired, provided that you provide proper documentation to the Company within 30 days following your Retirement Date.

If your Retirement Date occurs prior to May 1, 2013, the Company will provide you with the following additional benefits:

•

On the sixth month anniversary of your Retirement Date (or, if earlier, on the date of your death), the Company shall pay you a lump sum cash payment equal to the Base Salary that you would have received for the period after your Retirement Date and prior to May 1, 2013 had your employment continued until May 1, 2013;

•

If your Retirement Date is on or after December 31, 2012 and prior to the date on which the Company pays its 2012 annual bonuses to its executives, the Company shall pay you the amount of your 2012 annual bonus that the Compensation Committee determines would be payable to you based upon actual results, within 60 days after the end of 2012;

•

If your Retirement Date is prior to December 31, 2012, the Company shall pay you a prorated portion of your 2012 annual bonus equal to the amount of your 2012 annual bonus that the Compensation Committee determines would be payable to you had you remained employed through the end of 2012 based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during the Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2012;

•

If your Retirement Date is on or after December 31, 2012 and prior to the date on which the Company pays its 2010-2012 long term incentive awards to its executives, the Company shall pay you the amount of your 2010-2012 long term incentive award that the Compensation Committee determines would be payable to you based upon actual results, within 60 days after the end of 2012;

•

If your Retirement Date is prior to December 31, 2012, the Company shall pay you a prorated portion of your long term incentive award for 2010-2012 equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2012;

•

For each annual bonus award and long-term incentive award for which the Performance Period has not ended prior to your Retirement Date, the Company shall pay you in a lump sum cash payment an amount equal to (a) the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period for such award based upon actual results multiplied by a fraction, the numerator of which is the number of full months in the Performance Period prior to May 1, 2013 and the denominator of which is the total number of months in the Performance Period minus (b) the amount that is payable to you for the award with respect to your employment prior to your Retirement Date. The payments described in this paragraph for each outstanding award shall be made within 60 days after the end of the Performance Period for such award.

If your Retirement Date occurs and the Compensation Committee has not granted you an annual bonus award for 2013 at a target of $575,000 and a long-term incentive award for the 2013-2015 Performance Period at a target of $500,000 (hereinafter, the “2013 Executive Incentive Plan Awards”), the Company will provide you with the following additional benefits:

•

The Company shall pay you a lump sum cash payment for the annual bonus and long term incentive awards that you would have received had you received the 2013 Executive Incentive Plan Awards. The amount of the payment for each such award shall equal the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period for such award based upon actual results multiplied by a fraction, the numerator of which is the number of full months in the Performance Period prior to May 1, 2013 and the denominator of which is the total number of months in the Performance Period. Payment for each such award shall be made within 60 days after the end of the Performance Period for such award.

For purposes of this Agreement, all of the benefits described above collectively shall be referred to as the “Severance Benefits”. All payments under this Agreement will be reduced by all applicable withholding and employment taxes. If you die before receiving all payments due to you under this Agreement, any remaining payments will be paid to your beneficiary.

You acknowledge and agree that the Company has no obligation to provide you with any compensation or benefits following the Retirement Date other than the Severance Benefits described above and any compensation or benefits described in those portions of your Employment Agreement that survive your retirement as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section below.

Transition Consulting Services

As we have discussed, your long and outstanding service with the Company will be a valuable resource to the Company in connection with the orderly transition to our next CFO and for a period of time following your Retirement Date. In consideration of the Company’s entering into this Retirement Agreement, you acknowledge and agree that following your Retirement Date until December 31, 2013, you will be available at mutually agreeable times to assist the Company and your successor CFO if requested by the Company or your successor CFO. In no event will such services exceed 20 percent of your average level of services performed over the 36 months immediately preceding your Retirement Date. The Company shall pay or reimburse you for any out-of-pocket expenses reasonably incurred by you in connection with your providing such requested assistance.

Release of Claims Against The Company

You agree to deliver to the Company a signed and enforceable general release of all claims against the Company other than with respect to employee pension, health or medical benefit plans, rights to indemnification under the director and officer liability insurance policy, or under the bylaws or certificate of incorporation of the Company (“General Release”). You agree to execute the General Release in a form provided by the Company no earlier than your Retirement Date and no later than 30 days following your Retirement Date.

The General Release does not apply to any claims that cannot be released as a matter of law, such as those that: (1) arise after the date you sign the General Release, (2) are for ERISA plan benefits, or (3) may be asserted in an administrative charge filed with a governmental law or regulatory enforcement agency (although you do release any right to monetary recovery or reinstatement right in connection with any such charge). The General Release also does not apply to any claim for breach of this Agreement or any provisions of your Employment Agreement that survive as described in the following section.

The General Release will contain the following language:

“I knowingly and willingly release the Company from any kind of claim I have arising out of or related to my employment and/or the termination of my employment with the Company. This general and complete release applies to all claims for relief, whether I know about them or not, that I may have against the Company as of the date of execution of this document. This Release of claims includes, but is not limited to any claims under: federal, state or local employment, labor, civil rights, equal pay, or anti-discrimination laws, statutes, case law, regulations, and ordinances; federal or state Constitutions; any public policy, contract, tort or common law theory; any statutory or common law principle allowing for the recovery of fees or other expenses, including attorneys’ fees. The claims that I am releasing include, but are not limited to, claims under: the Age Discrimination in Employment Act; Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Sarbanes-Oxley Act (18 U.S.C. Section 1514A), as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended. This Release does not apply to any claims that cannot be released as a matter of law, such as those that (1) arise after the date I sign this Release, (2) are for ERISA plan benefits, or (3) may be asserted in an administrative charge filed with a governmental law or regulatory enforcement agency (although I do release any right to monetary recovery or reinstatement right in connection with any such charge). This Release also does not apply to any claim for breach of my June __, 2012 Retirement Agreement (“Retirement Agreement”) or any provisions of my May 14, 2009 Amended and Restated Employment Agreement that survive as described in the Retirement Agreement.”

Integration of Employment Agreement; Survival of Certain Provisions

Unless you have a termination of employment for any reason prior to your Retirement Date, effective on such date this Agreement shall supersede and replace all benefits, rights and obligations under your Employment Agreement, other than Sections 5 (“Gross-Up Payment”) 7 (“Restrictive Covenants”), 8 (“Confidentiality”), 9 (“Specific Performance; Injunction”), 10 (“Nondisparagement”), 11 (“Future Cooperation”), 15 (“Assignment; Third Party Beneficiary”), 16 (“Severability; Survival”), 17 (“Indemnification”), and 26 (“Code Section 409A”), all of which shall remain in full force and effect.

Severability; Entire Agreement; Governing Law; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Agreement and the General Release together constitute a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign it except as to any obligations you may owe to the Company or the Company may owe you, as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section above that remain in effect. This Agreement may be amended or modified only by an agreement in writing signed by an executive officer of the Company. The failure by the Company to declare a breach, or to otherwise assert its rights under this Agreement, shall not be construed as a waiver of any of its rights under this Agreement. The laws of the State of Arizona shall govern the interpretation, validity, and effect of this Agreement.

Code Section 409A

The 409A provisions of Section 26 of your Employment Agreement are incorporated herein by reference and apply to the payments under this Agreement and, any reimbursement, to the extent it constitutes a deferral of compensation within the meaning of 409A, will be subject to the rules that apply to your continued health benefits.

Acknowledgements And Certifications

You acknowledge and certify that:

•	you have read and you understand all of the terms of this Agreement and are not relying on any representation or statement, written or oral, not set forth in this Agreement;

•	you are signing this Agreement knowingly and voluntarily;

•	you have had the opportunity to consult with an attorney before signing this Agreement; and

•	you and the Company agree that there is good and sufficient mutual consideration for each of the terms and conditions in this Agreement.

IF YOU SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

22 June 2012	/s/ Tod C. Holmes
Date	Tod C. Holmes

6/22/2012	REPUBLIC SERVICES, INC.
Date

	By:	/s/ Michael Rissman
Michael Rissman

	Its:	EVP & General Counsel

[SPECIAL RETIREMENT FORM]

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT, dated as of the [            ] day of [            ] (the “Grant Date”), by and between REPUBLIC SERVICES, INC., a Delaware corporation (the “Company”) and [            ] (the “Recipient”), is made pursuant and subject to the provisions of the Company’s Amended and Restated 2007 Stock Incentive Plan, as it may be amended from time to time, (the “Plan”).

1. Definitions. All capitalized terms used herein but not expressly defined shall have the meaning ascribed to them in the Plan, a copy of which is being provided via email and is incorporated herein by reference. All references to the Company herein also shall be deemed to include references to any and all entities directly or indirectly controlled by the Company and which are consolidated with the Company for financial accounting purposes.

2. Grant of Restricted Stock. Subject to the terms and conditions of the Plan and to the terms and conditions set forth in this Agreement, the Company hereby grants to the Recipient [            ] shares of Restricted Stock. Restricted Stock hereunder includes any shares or other securities the Recipient may receive or be entitled to receive as a result of the ownership of the original Restricted Stock, whether they are issued as a result of a share split, share dividend, recapitalization or other subdivision or combination of shares effected without receipt of consideration by the Company or the result of the merger or consolidation of the Company or sale of assets of the Company.

3. Vesting.

(a) Vesting Schedule. Except as otherwise provided in Section 3(b) hereof, the shares of Restricted Stock shall vest and become nonforfeitable on the dates (each a “Vesting Date”) and in the percentages set forth in accordance with the following schedule, provided that the Recipient’s continuous service with the Company continues until the applicable Vesting Date:

Vesting Date	Vesting Percentage
(Percentage of Total Award Vested as of Applicable Date)
[ ]	25%
[ ]	50%
[ ]	75%
[ ]	100%

Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the applicable Vesting Date.

(b) Acceleration of Vesting on Account of Death, Disability, Retirement, Termination of Employment, or for Other Reasons.

(i) Death or Disability. The shares of Restricted Stock not yet vested and that have not previously been forfeited shall become 100% vested and transferable in the event that the Recipient’s continuous service with the Company terminates by reason of the Recipient’s death or Disability on or after February 8, 2013.

(ii) Retirement. The shares of Restricted Stock not yet vested and that have not previously been forfeited shall become 100% vested and transferable in the event that (1) the Recipient’s continuous service with the Company terminates by reason of the Recipient’s retirement, and (2) at the time of such retirement:

(A) the Recipient is at least fifty-five (55) years old and has completed six (6) years of continuous service with the Company or is at least sixty (60) years old (without regard to years of service), and in either case has provided the Company not less than twelve (12) months prior written notice of Recipient’s intent to retire; or

(B) the Recipient is at least sixty (60) years old and has completed fifteen (15) years of continuous service with the Company or is sixty-five (65) years old and has completed five (5) years of continuous service with the Company and in either case has provided the Company with not less than thirty (30) days prior written notice of Recipient’s intent to retire; or

(C) the Recipient has been requested by the Board of Directors of the Company to retire; and

(D) in the case of (A), (B) and (C), the Company does not provide the Recipient with written notice on or before the anticipated retirement date that the Company intends or has grounds to terminate the Recipient’s continuous service for Cause.

For purposes of determining years of continuous service, service shall include service in any capacity as an employee or a director with any entity whose financial statements are required to be consolidated with the financial statements of Republic, including service with any such entity prior to the date on which the entity’s financial statements were required to be so consolidated.

(iii) Employment Agreement. Effective on or after February 8, 2013, the shares of Restricted Stock not yet vested and that have not previously been forfeited shall become partially or fully vested and transferable at such times and in such amounts as may be required pursuant to any employment or consulting agreement between the Recipient and the Company or under the Company’s Executive Separation Policy, as amended from time to time and as applicable.

(iv) Special Rule. Notwithstanding any provisions to the contrary, if the Recipient has a termination of employment for any reason prior to the Retirement Date (as defined in that certain Retirement Agreement between Recipient and the Company) and prior to February 8, 2013, Recipient will forfeit all of the shares of Restricted Stock granted hereunder.

(c) Restrictions. The shares of Restricted Stock and any stock distributions with respect to such Restricted Stock shall be subject to the following restrictions during the period prior to the date on which they become vested pursuant to this Section or the Plan (the “Restricted Period”):

(i) The Restricted Stock shall be subject to forfeiture as provided herein;

(ii) Except as otherwise provided in Section 3(c)(iii), no shares of Restricted Stock awarded hereunder shall be transferable or assignable by the Recipient, other than by will or the laws of descent and distribution or pursuant to a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code;

(iii) The Recipient may transfer the shares of Restricted Stock awarded hereunder (or a portion thereof) for no value to (1) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (2) any person sharing the Recipient’s household (other than a tenant or employee), (3) a trust in which the persons described in (1) and/or (2) have more than 50% of the beneficial interest, (4) a foundation in which the Recipient and/or the persons described in (1) and/or (2) control the management of assets, or (5) any other entity in which the Recipient and/or the persons described in (1) and/or (2) own more than 50% of the voting interests;

(iv) No transfer permitted under Section 3(c)(ii) or 3(c)(iii) of any shares of Restricted Stock shall be effective to bind the Company unless the Committee shall have been furnished with (1) the Notice of Restricted Stock Transfer attached hereto as Exhibit A executed and dated by the Recipient (or the executor or personal representative of the deceased Recipient’s estate) and with a copy of the will, assignment or transfer document and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (2) the Statement of Acknowledgement attached hereto as Exhibit B executed and dated by the transferee which states that the transferee will comply with all the terms and conditions of the Plan and the Agreement relating to the shares of Restricted Stock that are or would have been applicable to the Recipient;

(v) Promptly following the Grant Date, the Company shall issue a certificate or other indicia of ownership representing the shares of Restricted Stock awarded hereunder. Any certificate or other indicia of ownership representing the shares of Restricted Stock awarded hereunder shall be held in escrow by the Company and shall, in the Company’s sole discretion, bear an appropriate restrictive legend and be subject to appropriate “stop transfer” orders. To facilitate the escrow of the shares of Restricted Stock awarded hereunder with the Company, the Recipient shall deliver herewith the Stock Power attached hereto as Exhibit C executed in blank by the Recipient and dated as of the date hereof; and

(vi) Any additional stock or other securities or property that may be issued or distributed with respect to the Restricted Stock awarded hereunder as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions set forth in this Agreement.

(d) Forfeiture of Restricted Stock. If the Recipient’s continuous service with the Company is terminated for any reason, any shares of Restricted Stock that have not previously vested and that do not vest as a result of such termination, shall be forfeited immediately upon termination of the Recipient’s continuous service with the Company.

(e) Receipt of Common Stock. At or after the end of the applicable Restricted Period, the Recipient shall receive certificates or other indicia of ownership for Common Stock equal to the number of shares of Restricted Stock that became vested at the end of that Restricted Period, free and clear of the restrictions set forth in this Agreement, except for any restrictions necessary to comply with federal and state securities laws. Any certificates or other indicia of ownership representing such shares shall be released to the Recipient as promptly as practical following the Recipient’s becoming entitled to receive such shares.

(f) Shareholder Rights. The Recipient shall, subject to the restrictions set forth herein, have all rights of a shareholder with respect to any shares of Restricted Stock, including the right to vote such shares and the right to receive cash dividends and, except as otherwise provided in Section 3(c) hereof, other distributions thereon. Notwithstanding the foregoing, Recipient shall not have the right to receive any dividends or other distributions with respect to the Restricted Stock if the dividend record date (or other applicable date) is before February 8, 2013.

(g) Section 83(b) Election and Tax Withholding.

(i) The Recipient may elect, within thirty (30) days of the Grant Date, to include in gross income for federal income tax purposes an amount equal to the fair market value as of the Grant Date of the Restricted Stock pursuant to Section 83(b) of the Code.

(ii) The Recipient shall pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock (including without limitation the vesting thereof) and any dividends or other distributions made by the Company to the Recipient with respect to the Restricted Stock as and when the Company determines those amounts to be due, and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Recipient any federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Stock or any dividends or other distributions made by the Company to the Recipient with respect to any Restricted Stock.

(iii) The Recipient may elect, by notice to the Committee, to satisfy his or her minimum withholding tax obligation with respect to the granting or vesting of the Restricted Stock by the Company’s withholding a portion of the shares of Common Stock otherwise deliverable to the Recipient, such shares being valued at their fair market value as of the date on which the taxable event that gives rise to the withholding requirement occurs, or by the Recipient’s delivery to the Company of a portion of the shares previously delivered by the Company, such shares being valued at their fair market value as of the date of delivery of such shares by the Recipient to the Company.

4. Forfeiture by Reason of Detrimental Activity. The shares of Restricted Stock shall be subject to Section 17(n) of the Plan. Notwithstanding any other provision of this Agreement to the contrary, if the Recipient engages in any Detrimental Activity at any time prior to or during the one year period after the latest date on which any portion of the shares of Restricted Stock become vested but prior to a Change in Control, the Company shall, upon the recommendation of the Committee in its sole and absolute discretion, be entitled to (a) immediately terminate and cancel any portion of the shares of Restricted Stock that have not previously vested, and (b) require that within two (2) years after the latest date on which any portion of the Restricted Stock vests but prior to a Change in Control, the Recipient (i) return to the Company any shares of Common Stock acquired pursuant to this Agreement, or if such shares of Common Stock are not still owned by the Recipient, that the Recipient pay to the Company an amount equal to the fair market value of such shares of Common Stock on the date they were issued, or if later, the date on which they became vested, and (ii) return to the Company any cash or other property (other than Common Stock) received by the Recipient from the Company pursuant to this Agreement. Awards shall also be subject to cancellation and/or clawback by the Committee if and to the extent required under applicable law.

5. Right to Set Off. By accepting this Agreement, the Recipient consents to a deduction from any amounts the Company owes the Recipient from time to time (including amounts owed to the Recipient as wages or other compensation, for any benefits, or vacation pay, as well as any other amounts owed to the Recipient by the Company), up to the dollar amount the Recipient owes the Company under Section 4 hereof. Whether or not the Company elects to make any set off in whole or in part, if the Company does not recover by means of set off the full amount the Recipient owes the Company calculated as set forth in Section 4 hereof, the Recipient agrees to pay immediately the unpaid balance to the Company.

6. Board of Director Discretion. The Recipient may be released from his or her obligations under Sections 4 and 5 hereof only if the Board of Directors of the Company, or a duly authorized committee thereof, determines, in its sole and absolute discretion, that such action is not adverse to the interests of the Company.

7. No Right to Continued Employment or Service. This Agreement does not confer upon the Recipient any right with respect to continuance of employment or service by the Company, nor shall it interfere in any way with the right of the Company to terminate the Recipient’s employment or service at any time.

8. Change of Control or Capital Structure.

(a) Subject to any required action by the shareholders of the Company, the number of shares of Restricted Stock covered by this award shall be proportionately adjusted and the terms of the restrictions on such shares shall be adjusted as the Committee shall determine to be equitably required for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from any stock dividend (but only on the Common Stock), stock split, subdivision, combination, reclassification, recapitalization or general issuance to the holders of Common Stock of rights to purchase Common Stock at substantially below Fair Market Value or any change in the number of such shares outstanding effected without receipt of cash or property or labor or services by the Company or for any spin-off, spin-out, split-up, split-off or other distribution of assets to shareholders.

(b) The Restricted Stock shall not become immediately vested in the event that a Change in Control occurs, except to the extent required in any employment agreement or consulting agreement between the Company and the Recipient or under the Company’s Executive Separation Policy, as amended from time to time and as applicable. In the event of a change in the Common Stock as presently constituted, which is limited to a change in all of its authorized shares without par value into the same number of shares with par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

(c) The award of Restricted Stock pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or relative to this Agreement or the relationship of the Recipient and the Company, shall be instituted only in the state or federal courts located in Maricopa County in the State of Arizona, and each party waives any objection which such party may now or hereafter have to such venue or jurisdictional court in any action, suit, or proceeding. Any and all services of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by mail (registered or certified where possible, return receipt requested), postage prepaid, mailed to such party at the address set forth herein.

10. Severability. The invalidity or enforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that a court of competent jurisdiction should determine that any time period provided for in Section 4 is unenforceable, then such period shall be reduced to the longest period of time which such court shall deem enforceable, taking into consideration the purpose and intent of the Plan to serve the interests of the Company and its shareholders.

11. Notices. All notices or other communications with respect to the Restricted Stock shall be deemed given and delivered in person or by facsimile transmission, telefaxed, or mailed by registered or certified mail (return receipt requested, postage prepaid) to the Company’s Stock Option Administrator at the following address (or such other address, as shall be specified by like notice of a change of address) and shall be effective upon receipt:

Stock Option Administrator

Republic Services, Inc.

18500 North Allied Way

Phoenix, Arizona 85054

12. Waiver. The failure of any party at any time to require strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to require strict performance of the same condition, promise, agreement or understanding at a subsequent time.

13. Interpretation/Provisions of Plan Control. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. The Recipient hereby accepts as final, conclusive and binding, any decisions by the Committee with respect to the interpretation or administration of the Plan and this Agreement.

14. Recipient Bound by Plan. The Recipient hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms, conditions and provisions thereof.

15. Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Recipient’s heirs, legatees, distributees and personal representatives.

16. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The facsimile or email transmission of a signed signature page, by any party to the other(s), shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Recipient has affixed his or her signature hereto.

REPUBLIC SERVICES, INC.

By: Donald W. Slager
Chief Executive Officer and President

RECIPIENT

Signature

Print or Type Name

Street Address

City, State, Zip

Telephone Number

Social Security Number

Date:	[ ]

EXHIBIT A

NOTICE OF RESTRICTED STOCK TRANSFER

Republic Services, Inc., a Delaware corporation (the “Company”) and the undersigned person (the “Recipient”) entered into a Restricted Stock Agreement (the “Agreement”), effective                                      and made pursuant and subject to the provisions of the Company’s Amended and Restated 2007 Stock Incentive Plan, as it may be amended from time to time (the “Plan”).

Pursuant to Section 17(g) of the Plan and Section 3(c) of the Agreement, the Recipient (or the Recipient’s estate) transferred for no value shares of Restricted Stock granted under the Agreement, as stated below, to the person or entity described below (the “Transferee”).

Number of shares of Restricted Stock transferred:

Date of transfer:

The Transferee is a permitted transferee under Section 17(g) of the Plan and Section 3(c) of the Agreement for the following reason:

☐ Transfer by will or the laws of descent and distribution.

☐ Transfer pursuant to a domestic relations order.

☐ Transfer to one of the following family members listed in Section 3(c)(iii) of the Agreement: a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

☐ Transfer to a member of the Recipient’s household (other than a tenant or an employee).

☐ Transfer to a trust in which the Recipient, a member of the Recipient’s family, or a member of the Recipient’s household has more than a 50% beneficial interest.

☐ Transfer to a foundation in which the Recipient, a member of the Recipient’s family, or a member of the Recipient’s household controls the management of the foundation’s assets.

☐ Transfer to an entity in which the Recipient, a member of the Recipient’s family, or a member of the Recipient’s household owns more than 50% of the voting interest.

If the Transferee is a natural person, the nature of the relationship between the Recipient and the Transferee is as follows:

If the Transferee is something other than a natural person, details regarding the Recipient’s (or a family member’s or a household member’s) beneficial interest, control or voting interest in the Transferee is as follows:

The Recipient acknowledges that at the time the Award vests, unless the Recipient had previously filed a Section 83(b) election with the Internal Revenue Service, the Recipient will be taxed at ordinary income rates on the excess, if any, of the fair market value of the shares of Restricted Stock on the date those shares vest over any amount paid by the Recipient for the transferred Restricted Stock. In addition, if the Recipient is an employee of the Company or any of its Affiliates, the Recipient will be subject to withholding tax on the taxable amount and agrees to make arrangements with the Company to pay such amounts as they come due.

This Notice is being furnished to the Company along with a copy of the will, assignment or transfer document and/or such evidence as the Committee may deem necessary to establish the validity of the transfer. An agreement signed by the Transferee acknowledging that all rights and obligations with respect to the transferred shares of Restricted Stock shall be governed by the terms and conditions set forth in the Agreement and Plan is also being furnished to the Company.

The aforementioned documents are being delivered to the Company in satisfaction of the Recipient’s obligations under Section 3(c)(iv) of the Agreement, to Stock Option Administrator at the following address:

Stock Option Administrator

Republic Services, Inc.

18500 North Allied Way

Phoenix, Arizona 85054

RECIPIENT

Signature

Print or Type Name

Street Address

City, State, Zip

Telephone Number

Social Security Number

Date

EXHIBIT B

STATEMENT OF ACKNOWLEDGEMENT

On [             ], [             ] (the “Transferor”) entered into a Restricted Stock Agreement (the “Agreement”) with Republic Services, Inc. (the “Company”), pursuant and subject to the provisions of the Company’s Amended and Restated 2007 Stock Incentive Plan, as it may be amended from time to time (the “Plan”). Pursuant to Section 17(g) of the Plan and Section 3(c) of the Agreement, on [            ] the Transferor (or the Transferor’s estate) transferred for no value [             ] shares of Restricted Stock granted under the Agreement to [             ] (the “Transferee”).

The Transferee hereby acknowledges and agrees that the Transferee is a permitted transferee under to Section 17(g) of the Plan and Section 3(c) of the Agreement. The Transferee further acknowledges and agrees that the Transferee’s rights and obligations with respect to the transferred shares of Restricted Stock shall be governed by the terms and conditions set forth in the Agreement and the Plan, as they are or would have been applicable to the Transferor, and that the Transferee will comply with such terms and conditions, including, without limitation, those provisions relating to the dates on which the shares of Restricted Stock may vest, and those relating to the forfeiture and repayment of benefits in the event that the Transferor engages in any Detrimental Activity, as defined in the Plan.

TRANSFEREE

Signature

Print or Type Name

Street Address

City, State, Zip

Telephone Number

Tax Identifying Number

Date:	[ ]

EXHIBIT C

STOCK POWER

FOR VALUE RECEIVED, pursuant to a certain Restricted Stock Agreement between Republic Services, Inc. and the undersigned dated [             ], I hereby sell, assign and transfer unto Republic Services, Inc. all shares of the restricted Common Stock of Republic Services, Inc. awarded to me on this date and in the future under said Agreement and do hereby irrevocably constitute and appoint the Secretary of Republic Services, Inc. as my attorney-in-fact to transfer the said shares of stock on the books of Republic Services, Inc. with full power of substitution in the premises.

Dated: